EXHIBIT 99.1
FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Investor Relations: Joan Wolf
631-650-6201

VICON REPORTS THIRD QUARTER RESULTS

HAUPPAUGE, NY, August 2, 2012 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the third fiscal quarter ended June 30, 2012. The announcement was made by Chairman and CEO Ken Darby, who said continuing revenue weakness in Europe overshadowed much improved North America sales.

Net sales for the third fiscal quarter were $11.7 million, an increase of 7% compared with $11.0 million in the third quarter of the prior fiscal year. A net loss was incurred of $497,000 ($.11 per share), compared with a net loss of $9.5 million ($2.12 per share) in the prior year quarter. The prior year period included $5.1 million of patent litigation costs and the establishment of a $2.6 million deferred tax asset reserve.

For the nine months, net sales were $36.5 million, an increase of 5% compared with $34.8 million in the first nine months of the prior fiscal year. A net loss was incurred of $1.1 million ($.24 per share), compared with a net loss of $10.7 million ($2.38 per share) in the prior year nine-month period. The prior year period included $5.4 million of patent litigation costs and the establishment of a $2.6 million deferred tax asset reserve.

Commenting on the third quarter results, Mr. Darby said North America sales grew 27% to $9.4 million from $7.4 million in the prior year period, while Europe, Middle East and Africa (EMEA) sales were off 35% at $2.3 million versus $3.5 million in the year ago period. For the nine months, North America sales increased $3.8 million or 16% to $28.2 million while EMEA sales declined $2.0 million or 19% to $8.4 million. New sales orders for the comparable nine month periods were $36.9 million versus $36.5 million in the prior year.

“Throughout the year, North America business has shown steady improvement, while our EMEA business continues to experience weak results. We have undertaken measures to improve the situation at our EMEA unit. However, there is no quick fix to the challenges they face”, said Mr. Darby. Highlighting the difficulties in Europe, Mr. Darby said EMEA revenues, including the effects of exchange rate movements, are off $15 million or 50+% on an annualized basis, from Vicon's 2008 fiscal year when the financial crisis began.

Gross margins in the third quarter were 40%, compared with 35.4% in the prior year quarter. The prior year quarter gross margin was adversely impacted by an unusually large warranty charge of approximately $180,000. Operating costs, excluding patent litigation expense, declined to $5.1 million compared with $5.7 million in the prior year period, principally as a result of cost reduction programs.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video and access control systems and system components used for security, surveillance, safety, communication and process control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Vicon Industries, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$11,722,000	$10,951,000	$36,546,000	$34,755,000
Gross profit	4,664,000	3,876,000	14,548,000	13,387,000
Selling, general and administrative expense	3,854,000	4,223,000	11,649,000	12,368,000
Engineering and development expense	1,286,000	1,515,000	3,959,000	4,428,000
Patent litigation expense	—	5,125,000	—	5,375,000
Operating loss	(476,000)	(6,987,000)	(1,060,000)	(8,784,000)
Loss before income taxes	(478,000)	(6,966,000)	(1,002,000)	(8,618,000)
Income tax expense	19,000	2,548,000	57,000	2,063,000
Net loss	$(497,000)	$(9,514,000)	$(1,059,000)	$(10,681,000)

Loss per share:
Basic and Diluted	$(.11)	$(2.12)	$(.24)	$(2.38)

Shares used in computing loss per share:
Basic and Diluted	4,478,000	4,492,000	4,482,000	4,485,000